Andrew Berlin, VP - Investor Relations Jeffrey Myhre, VP - Editorial
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HYDROGEN ENGINE CENTER, INC.
Nicole Fritz-Kemna, Communications Director
(515) 295-3178
nkemna@hydrogenenginecenter.com

FOR IMMEDIATE RELEASE

HYDROGEN ENGINE CENTER RECEIVES ORDER IN SUPPORT OF
INTERNATIONAL CENTRE FOR HYDROGEN ENERGY TECHNOLOGY/UNIDO
PROGRAMME

ALGONA, IA, August 22, 2007 -- Hydrogen Engine Center, Inc., (OTC BB: HYEG), a designer, manufacturer and distributor of alternative-fueled internal combustion engines and distributed power generation equipment, today announced it has received an order for two hydrogen-fueled, V-8 Oxx Power™ engines in support of the International Centre for Hydrogen Energy Technology/UNIDO (United Nations Industrial Development Organization) hydrogen development program in Istanbul, Turkey.

“Our engines are expected to be integrated into the water taxi fleet in Istanbul, bringing emission-free fuel for taxis operating in that busy port,” stated Joe Lewis, Vice President of Engine Sales at HEC.

The engines to be delivered under this purchase order will be specially outfitted for marine use. “Whether it’s a fleet of metro transit systems or an international fleet of water taxis, we strive to provide alternative solutions to current carbon-based engines,” said Don Vanderbrook, Chief Operating Officer for HEC. “We believe our hydrogen-fueled engines are a currently-available alternative energy solution, as opposed to fossil fuel internal combustion engines commonly used to power water craft such as these water taxis in Turkey and other locations around the world.”

When delivered, the HEC engines will feature HEC’s proprietary fuel delivery and control systems, and will produce near-zero emissions. Pure, clean water, rather than harmful clouds of pollutants from carbon-based fuels, will be emitted from the tailpipe of the water taxis into the air and surrounding waters.

The company sees this order for two engines and peripherals as the first step in providing engines for this application to end users around the world.

About Hydrogen Engine Center, Inc.
Hydrogen Engine Center, Inc. (HEC) designs, manufactures and distributes alternative-fueled internal combustion engines, engine controls and fuel delivery systems and power generation equipment for distributed power, agricultural, industrial, airport ground support, off-road vehicular, business and home applications. All HEC engines and power generation equipment are capable of running on a multitude of fuels, including but not limited to, hydrogen, ammonia, synthetic gas, coal bed methane, gasoline, and ethanol. HEC trades on the Bulletin Board under the symbol "HYEG.OB." Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, the availability of capital and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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